ParentPlaybook

We empower parents by providing a unique collection of curated content for each of their children. Users can easily find, save and share content according to their kids' specific needs and then collaborate with family, friends and professionals to solve their most challenging parenting scenarios.


ParentPlaybook™

Invest

$99.68 minimum investment

DEADLINE: October 24, 2022

in 2 months

SHARE PRICE

$1.12

TOTAL RAISED

$0

VALUATION

$11,531,906

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

ParentPlaybook is a platform where parents can connect among themselves and to a community of other parents and professionals so they can find, save, and share the best parenting resources that work for their family.

ParentPlaybook provides easy ways for parents to find relevant content through crowdsourcing from parents and professionals. Then we use machine learning to deliver the most relevant content for the user's unique situations. We also allow users to collaborate on the platform, which increases connection with people they know, like, and trust.

When needed, you can connect to a professional like a therapist, counselor or parent life coach in a telehealth engagement inside the platform. Our customer segments include moms, dads, grandparents, parenting content creators, parenting and family focused professionals and advertisers.



For You
Charlotte
James
Kaycie
NEWSFEEDS
Create useful newsfeeds for each family member.
Create New Playbook
PLAYBOOKS
Gather your favorite parenting content into playbooks.
1.0x
AUDIO READER
Too busy to read? Listen instead. :)
This post on anxiety is really helpful
MESSAGING
Highlight, share, and chat with people you trust.

PROBLEM

Based on 400+ in-depth one-to-one interviews with moms, dads, professionals, and influencers the problem we discovered from our target market is four fold:

1. It's extremely hard to find custom solutions that fit a child's exact needs.
2. Disagreements often occur between spouses, kids, and others to solve problems in their household.
3. Disconnection from other parents and professionals that can help leaves parents feeling lost, alone and overwhelmed.
4. There is too much noise and toxicity on other social platforms.

Additionally, Zerotothree.org, with the support and collaboration of the Bezos Family Foundation, undertook a comprehensive research effort with a national representative sample of 2,200 parents. Some of the key findings from their research were:

- 87% of parents across the board say they work hard to be an even better parent.
- 73% say parenting is their biggest challenge.
- 69% of parents say that if they knew more positive parenting strategies they would use them.
- 83% of parents from all backgrounds agree that good parenting can be learned.
- 54% of parents wish they had more information about how to be a better parent.

ParentPlaybook was specifically designed to help parents through their challenges of being a parent.

SOLUTION

We empower parents in three unique ways:

First, ParentPlaybook enables parents to create individual, customized strategies for helping each of their children by drawing on content and resources recommended by other parents, family therapists, psychologists, and health professionals. ParentPlaybook's library of well-indexed, evidenced based curated content means parents find more answers more quickly as they seek advice and insights to match their children's specific needs.

Second, ParentPlaybook connects parents with their partners to create a constructive, unified approach to developing parenting strategies and tackling tough issues. Plus, the content sharing and commenting features provide a safe environment for parents to connect with empathetic family and friends who may have experience and advice to share. These empowering connections help the parent feel like they are not alone, but rather confident and poised for success.

Third, when a parent decides they need one-on-one professional help for a child, the ParentPlaybook platform helps them easily find the right practitioner and connect through a telehealth visit. Telehealth selection, scheduling, and payment all happen natively in the app. Whereas finding professional help has typically felt daunting, ParentPlaybook makes the parent to professional matching process private, seamless and easy.

They say it takes a village to raise a child. ParentPlaybook puts that village in your pocket.

The ParentPlaybook mobile app is currently in a private beta testing phase. We plan to release the app in the public app stores for Apple and Android devices in the next few months.


Built by parents for parents
It takes a village to raise a child...
ParentPlaybook™ puts that village in your pocket.
Custom newsfeeds take the guesswork out of parenting.
Save to Playbook
Gather your favorite parenting content into Playbooks.
Too busy to read? Listen instead.
Collaborate with your community.
Highlight, share + chat with people you trust.
Direct Message
"Every parent wants stronger, happier relationships with their children and this app definitely helps me do that!"
- Malaena K.
Mom of three

BUSINESS MODEL

We've identified two potential revenue sources:

The first is digital advertising. Moms are the most prized advertising demographic, accounting for 85% of spending in U.S. Households.

The second revenue stream is professional service splits. ParentPlaybook is being designed so users have the ability to access a professional through the platform via telehealth engagement. Types of professionals that we plan to provide accessibility to include: Family Therapists, Counselors, mental health experts, Parent Life Coaches, etc. When a professional service is rendered, the professional pays a percentage of their billable time to ParentPlaybook for providing the client and the technology that connects them.

MARKET

ParentPlaybook plans to initially focus on parents that speak English then expand to other languages such as Spanish and other languages with large populations. There are approximately 426 million parents worldwide that speak English. Of those, 85% of mobile phone users use social media networks (4.48 billion people use social media worldwide). While our app is not a direct competitor to well known social media platforms, it does have many social components like custom newsfeed, crowd sourced content, shared collaborator access, robust communication/chatting tools, and saving content collaboratively are just a few of the main features that make our app a social platform. The user's experience on the app continually improves as they invite their family and friends to the platform. We believe we can expand to approximately 18.1 million users on ParentPlaybook within four years.

Below are our calculations of our market size. With a goal of expanding into other countries and languages, we anticipate these numbers expanding beyond what we have included here.

Market Size - Digital Advertising

We are projecting 18.1 million users on the platform in approximately four years.


$2.6B
$2.2B
$109M
Total Addressable Market
426M parents*
Serviceable Addressable Market
362M parents**
Serviceable Obtainable Market
18.1M users - 5% of SAM
(in 4 years)

Market Size - Telehealth (Clinician & parent coaching visits)

If we successfully attain 18.1 million users on the platform, we project 1% of the users will use some type of professional service. This includes visits with clinicians and parent coaches. We anticipate an average of 10 visits with a professional who use the professional services.


$34B
$1.5B
$145M
Total Addressable Market
426M parents*
Serviceable Addressable Market
18.1M parents
Serviceable Obtainable Market
1.81M sessions
(1% of SAM x 10 sessions in a year)
(in 4 years)

*Global parents that speak english
**Global parents that speak english and are active on social media

Note: The Issuer calculated market sizing using information from the following sources: Census | Backlinko | The World Economic Forum

SUCCESS TO DATE

- Raised $1.375M to date
- Letters of support from the University of Utah and Utah Valley University
- Content partnership with The Happy Child app by the Human Improvement Project (used by millions of users everyday)

DEVELOPMENT PROCESSES

ParentPlaybook's Lean-Agile software development processes are very refined. Bruce Hymas, the COO of ParentPlaybook, previously worked at a Bank of America where he spent five years coaching hundreds of software development teams how to improve their software development process. These same techniques and proven processes have been applied to all aspects of ParentPlaybook's operations.



11/Nov/20 to 7/Jul/22 (All Time)
Refine report
Closed
Deployed to Prod
Ready To Deploy
UAT Complete
UAT
Ready to Build
Blocked
Code Review
Visual QA
In Progress
Backlog/Grooming
Very clear Lean-Agile software development processes are in place to reduce wait time and cost of development
We release new features every one to two weeks and regularly get feedback from users
Hired four amazing full-time developers on April 26th and started two-week Agile sprints
Interviewed 300+ potential users and tested low and high fidelity prototypes before starting development
NUMBER OF ISSUES
2500
2000
1500
1000
500
0
Jan 2021
Mar 2021
May 2021
Jul 2021
Sep 2021
Nov 2021
Jan 2022
Mar 2022
May 2022
Jul 2022
TIME

QUALITY CONTENT

Our platform is crowdsourced which means as people save content to their playbooks, that content is also available for everyone else on the platform. The more people use the platform the better it gets. Over time as people interact with the platform our machine learning models will continue to identify the best content available for each individual user and their children.

Additionally, we have partnered with The Happy Child app. The Happy Child content is already available in ParentPlaybook and provides immediate access to cutting-edge research and tips that will help parents raise a happy, well-adjusted child. Years of ground-breaking research and findings in Psychology, Neuroscience and Pediatrics have been curated into one easy-to-use playbook inside of the ParentPlaybook app.

ParentPlaybook™ + THE HAPPY CHILD

PRESS

- **TechBuzz News**
  ParentPlaybook Provides Resources for Parents
  ParentPlaybook Raises $1 Million

TEAM





Philip Anderson

Cofounder & CEO

Philip Anderson co-founded Beacon Learning Group in 2007 serving as CEO for 14-years, growing the company to $68M in sales. Over the last 30 years, Phil has cofounded and led several startups. He believes the strength of the team and its underlying systems determine success. Phil believes everything learned in his business career has been in preparation for leading ParentPlaybook. He considers his greatest success to be that his family still enjoys going on vacation with him.



Bruce Hymas

Cofounder & COO

Bruce Hymas has a Bachelors of Science in Entrepreneurship from Brigham Young University and an MBA from Wake Forest University. Bruce is also a Certified Life Coach. Before working full-time for ParentPlaybook he was a Lean-Agile software development coach at Bank of America (BOA) as well as ran his own startup for five year before getting his MBA. Over the course of five years as an Agile Coach at BOA, Bruce coached hundreds of software development teams and dozens of executives transition from waterfall practices to Lean-Agile practices. As Chief Operating Officer at ParentPlaybook, he has extensive knowledge of how to reduce waste and increase productivity in all areas of operations across the company.



Philip McDonald

CTO

Phil McDonald has a Bachelors of Science in Economics from University of Utah, a Bachelors of Science in Software Engineering from Utah Valley University and is pursuing a Master's Degree in Computer Science from Georgia Institute of Technology. As the Chief Technology Officer for ParentPlaybook, he has extensive experience in leading software development teams, on both frontend and backend systems, resulting in highly functional and highly successful projects. Phil has a demonstrated history of working in both large corporations and fast paced startups. He has successfully helped establish healthy, accountable and fulfilling company cultures where people feel accomplished, safe, valued and productive. He is skilled in mobile application development using Flutter, Firebase, GCF, Machine Learning and has extensive Management experience.



Leanne Hawkin

Advisory Board Member

Dr. Leanne S. Hawken led content curation and facilitated coaching for the ParentPlaybook team and private clients. Now she is an Advisory Board Member for ParentPlaybook. She is an Emeritus Professor from the Department of Special Education at the University of Utah, a board certified behavior analyst (BCBA), and a Certified Life Coach. Dr. Hawken has over 20+ years of experience in the fields of psychology, education and behavior analysis.



Sumita Sharma
Dev Team

Sumita Sharma is a full stack developer with 6+ years of experience in Software Engineering. She completed her Masters in Computer Application and started her career with Oracle as a software developer. She is very passionate about learning new technologies and applying her tech skills to benefit people. Being a mother, she feels strongly about using technology to benefit parents and children. When she is not working, she loves to travel and spend time with family and friends.



Charles Major
Dev Team

Charles Major graduated from St. John's College (BA) and Utah State University's Huntsman School of Business (MBA) and has worked in tech for twelve years. He has worked at big companies like Google but prefers the fast-paced startup environment where he can be a part of the core team. Charles has always had a passion for helping to ensure that children have the best opportunities possible, co-founding an education and school-safety startup before joining the ParentPlaybook team. He is excited about helping to improve the lives of parents and their children — and to one day be one of those parents himself.



Ethan Richards
Dev Team

Ethan Richards is a Full-stack engineer for ParentPlaybook. 3+ years of developing native iOS applications, end-to-end. Bachelor of Science in C.S. from University of Oregon. As the youngest member of the Dev Team, Ethan has shown a high level of technical proficiency for programming and demonstrated the ability to solve significant technical challenges by building needed solutions directly into the platform.

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Employee Salaries	$660,000	61.7%
Payroll Taxes	$180,000	16.8%
Health Insurance	$60,000	5.6%
Legal and Accounting	$10,000	0.9%
Marketing	$107,570	10.1%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Class A Common Stock, under registration exemption 4(a)(6), in Famwisely, Inc., doing business as ParentPlaybook. This offering must raise at least $10,000 by October 24, 2022 at 8:50am ET. If this offering doesn't reach its *target*, then your money will be refunded. ParentPlaybook may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

11,251,702 shares
× $1.12 per share

$12,601,906 implied valuation

FINANCIALS

ParentPlaybook's official name is Famwisely, Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Aug 23, 2022 • Primary offering of 955,357 shares at $1.12

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